                                                                  Exhibit (c)(1)

                                   UNDERTAKING


                  UNDERTAKING entered into this 20th day of November, 1998, by STARFIRE HOLDING CORPORATION, a Delaware corporation (the "Indemnitor"), for the benefit of AMERICAN REAL ESTATE PARTNERS, L.P., a Delaware limited partnership ("AREP") and its subsidiaries (collectively with AREP, the "Indemnitees" and each of such Indemnitees individually, an "Indemnitee").

                  WHEREAS, Leyton LLC, a Delaware limited liability company (the "Purchaser"), a company affiliated with Mr. Carl C. Icahn, has commenced a tender offer (the "Offer") for depositary units ("Units") representing limited partner interests in AREP pursuant to an Offer to Purchase dated November 20, 1998 (the "Offer to Purchase");

                  WHEREAS, entities directly or indirectly owned by Carl C. Icahn that are under common control or members of a controlled group, in each case within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and Section 414 of the Internal Revenue Code of 1986, as amended (the "Code") and the rules and regulations promulgated thereunder (the "Controlled Group"), are subject to liability under ERISA and the Code with respect to certain pension plan minimum funding and termination liabilities (such minimum funding and termination liabilities, as more fully described in Section 10 of the Offer to Purchase entitled "Information Concerning the Purchaser and Certain Affiliates of the Purchaser; Pension Liability Considerations," the "Pension Liabilities");

                  WHEREAS, the Indemnitor is an indirect beneficial owner of interests in the Purchaser;

                  NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Indemnitor hereby undertakes and agrees as follows:

                  1. Defined Terms. Unless otherwise defined herein, each capitalized term used herein shall have the meaning attributed to it below:

                           "Effective Date" shall mean that date, if any, on
                  which the Purchaser acquires pursuant to the Offer a number of Units such that the Partnership is deemed under ERISA or the Code to be a member of the Controlled Group .

                           "Entity" shall mean any partnership, limited
                  liability company, joint venture, corporation, trust or other business entity or vehicle.

                           "Losses" shall mean any and all losses, costs,
                  damages, fees or expenses (including, without limitation, reasonable attorneys fees and disbursements) arising from Pension Liabilities imposed upon any Indemnitee as a result of such person being deemed, under ERISA or the Code, to a member of the Controlled Group.

                           "Net Worth" shall mean, as to any Entity, the amount
                  by which its total assets exceed its total liabilities, all as determined on a consolidated basis in accordance with generally accepted accounting principles applicable in the United States of America.

                              "Termination Date" shall mean that date, if any,
                  on which the Indemnitees are no longer subject to any: (x) Pension Liability; or (y) any contingency that could result in the imposition of any Losses upon an Indemnitee.

                  2. Indemnity. The Indemnitor agrees that from the Effective Date and through the Termination Date, at its sole cost and expense, it will indemnify and defend and hold harmless, each Indemnitee, from any and all Losses imposed on any Indemnitee or its assets.

                  3. Net Worth. Any Indemnitor that is an Entity agrees that from the Effective Date and through the Termination Date, the Indemnitor will not make any distributions to its stockholders or other owners that would reduce its Net Worth to less than $250 million.

                  4. Delegation. Any Indemnitor may delegate its duties and obligations under this Undertaking to Mr. Icahn, or to an Entity affiliated with Mr. Icahn, so long as Mr. Icahn or such Entity agrees to assume and fully perform all of the obligations of the Indemnitor hereunder (the "Assumed Obligations"). Any such delegation may be made without the consent of any Indemnitee.

                           In the case of any such delegation to any Entity, the
Entity to which such delegation is made shall have a Net Worth in an amount greater than the lesser of: (i) $250 million, or (ii) the Net Worth of the delegating Indemnitor at the time of such delegation.

                  5. Release. Following any delegation in accordance with the terms of this Section 4 of this Undertaking: (i) the delegating Indemnitor shall be, and shall be deemed to be, released from all of its duties and obligations hereunder and shall have no liability to any Indemnitee in respect of this Undertaking, and all of the same shall, for all purposes be deemed to have been included in the Assumed Obligations; and (ii) thereafter the person or Entity assuming such duties and obligations shall be deemed for all purposes to be the "Indemnitor" (and no other person or Entity shall be deemed to be the Indemnitor for any purpose) until such time, if any, of a subsequent delegation pursuant hereto.

                  6. Effect; Termination. Notwithstanding the other provisions hereof, the duties and obligations of the Indemnitor hereunder will: (i) be effective and enforceable only from the Effective Date, if any; and (ii) terminate on the Termination Date, if any.

                  7. Enforcement. Each Indemnitee shall be an express third party beneficiary of this Undertaking and shall be entitled to enforce the same as if it were a party hereto.

                  8. Waiver; Amendment. The provisions of this Undertaking may be changed, waived, discharged or terminated only by an instrument in writing signed by the Indemnitor and AREP.

                  9. Governing Law. This Undertaking shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of New York.

                  IN WITNESS WHEREOF, the Indemnitor has caused this Undertaking to be executed as of the date first written above.

                                            INDEMNITOR:

                                            STARFIRE HOLDING CORPORATION


                                            /s/ Carl C. Icahn
                                            ---------------------------
                                            Name:  Carl C. Icahn
                                            Title:  President




                       [SIGNATURE PAGE FOR UNDERTAKING BY
             STARFIRE HOLDING CORPORATION DATED NOVEMBER 20, 1998]

         Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and any other required documents should be sent or delivered by each Holder or such Holder's broker, dealer, bank, trust company or other nominee to the Depositary as set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:

                        HARRIS TRUST COMPANY OF NEW YORK


                                    BY MAIL:

                               Wall Street Station
                                  P.O. Box 1023
                          New York, New York 10268-1023


                           BY HAND/OVERNIGHT DELIVERY:

                                 Receive Window
                                Wall Street Plaza
                           88 Pine Street, 19th Floor
                            New York, New York 10005

                              CONFIRM BY TELEPHONE:

                                 (212) 701-7624


         Questions and requests for assistance or for additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and address listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.


                     THE INFORMATION AGENT FOR THE OFFER IS:

                           BEACON HILL PARTNERS, INC.

                                 90 Broad Street
                            New York, New York 10004
                            (212) 843-8500 (Collect)
                                       or
                           (800) 792-2829 (Toll Free)